EXHIBIT 10.18

TRANSLATION FOR CONVENIENCE ONLY - NOT LEGALLY BINDING

SECOND ADDENDUM TO THE AGREEMENT
FOR SUPPLY OF SPRING WATER
AND FIRST ADDENDUM TO THE AGREEMENT FOR THE
MANUFACTURE OF SECURED SPRING WATER ICE CUBES
AND BOTTLED WATER

BY AND BETWEEN:
WATER BANK OF AMERICA INC., corporation duly constituted pursuant to the Canada Business Corporations Act, having its head office at 5 Place Ville Marie, Suite 1108, Province of Quebec, H3B 2G2, herein represented by Mr. José-Francisco Klujsza, duly authorized for the purposes of these presents, as he so declares;

Hereinafter designated as “WBOA”

AND:
EAU DE SOURCE NATURELLE 83 PPM INC., corporation legally constituted pursuant to the Canada Business Corporations Act, having its head office at 12271, Route 11, Blanchard Village, Province of New Brunswick, Canada, E8P 1R4, formerly known as 4287762 Canada Inc. herein represented by Mr. Bruno St-Onge, duly authorized for the purposes of these presents, as he so declares;

Hereinafter designated as “CANADA INC.”

AND
ANTIROUILLE MÉTROPOLITAIN CANADA LTÉE, corporation duly constituted pursuant to the Canada Business Corporations Act, having its principal place of business at 3175 Thibeau Boulevard, Trois-Rivières, Province of Quebec, herein represented by Mr. Bruno St-Onge, duly authorized for the purposes of these presents, as he so declares;

and
GESTION BRUNO ST-ONGE,
and
MRS. LOUISE GUILBEAULT

Hereinafter referred to as the
“INTERVENERS”

ADDENUM TO THE AGREEMENT FOR SUPPLY OF SPRING WATER

WHEREAS on February 11, 2006, the parties entered into and concluded a contract entitled “Contract for the Supply of Spring Water” (hereinafter designated the “Contract”) pursuant to which CANADA INC. granted to certain water rights to WBOA;

WHEREAS the parties wish to modify the Contract in order to replace the exclusivity provisions therein by a right of first refusal, and to further cancel the cost stipulated in such Contract for bottled water and the fabrication of secured spring water ice cubes;

WHEREAS in consideration of the water rights mentioned hereinabove, WBOA consented in favour of CANADA INC., the option to subscribe to 6,000,000 Class “A” shares in its capital stock, the whole for a period of five (5) years at a price of $0.25 per share (hereinafter designated the “Options”);

WHEREAS CANADA INC. assigned its options to the INTERVENERS hereunder in the following proportions:

Gestion Bruno St-Onge Inc.:	4,000,000 Options

Mrs. Louise Guilbeault:	2,000,000 Options

WHEREAS the INTERVENERS acknowledge having been informed of WBOA’s intention to enter into and conclude a reverse take over transaction with Autostrade Motors Inc. an American corporation whose securities are listed on the “Over the Counter Bulletin Board” in the United States;

WHEREAS CANADA INC. and the INTERVENERS acknowledge that in view of completing the aforementioned transaction, WBOA must reduce the number of options to which it had consented in favour of certain holders, in the aggregate of approximately 21,000,000 options, to 1,500,000 options of Autostrada Motors Inc. for a period of three (3) years at a purchase price of $0.25 USD;

WHEREAS the parties hereby wish to amend the Contract in order to reflect the following terms and conditions, and take into account the reduction of options, the whole as more fully explained hereinabove;

THE PARTIES COVENANT AS FOLLOWS:

1.	PREAMBLE

1.1	The preamble is an integral part hereof as recited herein at length;

2	AMENDMENTS TO ARTICLE 2 OF THE CONTRACT

2.1	The parties hereby agree and covenant to amend Article 2.2 of the Contract as follows:

Subject to CANADA INC. holding the infrastructures and the necessary authorizations for the bulk sale of water, the cost of the water rights shall be equivalent to the Canadian average for such product together with any related fees due to regulatory norms which shall then be applicable.

2.2	The parties agree and covenant to repeal Article 2.3 of the Contract and to replace same by the following:

2.3 Right of First Refusal

Throughout the term of the Contract, WBOA obliges itself, whether for bulk water or for bottled water, to grant a right of first refusal in favour of CANADA INC. on any purchase order (hereinafter designated the “Purchase Order”) which it shall receive in writing, as well as provide and divulge to CANADA INC., the price and the name of the lowest bidder.

CANADA INC. must, within the seven (7) days following the reception of the Purchase Order, indicate in writing to WBOA, as the case may be, its acceptance to produce and deliver (i.e.: if a Purchase Order provides for a specific destination for delivery) to the destination of such bottles of water according to the price and specifications (i.e.: delivery dates, format, labelling, etc.) as may be provided in the Purchase Order. In the event that CANADA INC. accepts the Purchase Order, WBOA shall place such Purchase Order with CANADA INC. (hereinafter designated the “Response”). In the event that CANADA INC. fails to provide WBOA with a Response within the aforementioned delay of seven (7) days, WBOA shall be entitled to place an order with a supplier of its choice.

The Purchase Order and Response must be sent by registered mail, fax or electronic mail to the coordinates to be determined between the parties within thirty (30) days of the signature of these presents.

The parties acknowledge that the hereinabove mentioned right of first refusal does not apply to bottled water in the 18 litre format as provided by Eau de Source Vita (2000) Inc., the whole in conformity with the Addendum previously entered into and concluded between the parties.”

2.3	The parties hereby agree and covenant to repeal for all legal purposes, Article 2.5 of the Contract.

3.	AMENDMENT TO ARTICLE 3 OF THE CONTRACT

3.1	The parties agree and covenant to repeal Article 3 of the Contract and to replace it with the following:

“As consideration for the guaranteed water rights consented in favour of WBOA, CANADA INC., shall be entitled to receive:

i)	500,000 Class “A” Shares of WBOA;

ii)
750,000 options of the 1,500,000 options consented by Autostrada Motors Inc. at the price and for the vesting period stated in the Agreement for the cancellation of options signed by the parties concurrently herewith.”

4.	AMENDMENTS TO ARTICLE 5.2 OF THE CONTRACT

4.1	The parties agree and covenant to repeal Article 5.2 viii) of the Contract and to replace it with the following:

“5.2 viii) The parties agree and covenant that in the event that WBOA does not place any order with CANADA INC. for a consecutive period of twenty-four (24) months, then CANADA INC. reserves the right to unilaterally terminate the present Contract.”

4.2	The parties agree and covenant to repeal Article 5.2 ix) of the Contract.

5	OTHER PROVISIONS

5.1	All other provisions of the Contract shall remain unchanged and in effect.

ADDENDUNM TO THE AGREEMENT FOR THE MANUFACTURE OF
SECURED SPRING WATER ICE CUBES AND BOTTLED WATER

WHEREAS on February 11, 2006, the parties entered into and concluded an agreement entitled “Agreement for the Manufacture of Secured Spring Water Ice Cubes and Bottled Water” (hereinafter the “Agreement”);

WHEREAS WBOA shall purchase the unit for the production of secured spring water ice cubes in lieu and in the place of CANADA INC.;

WHEREAS the parties agree and covenant to amend the Agreement in the following manner:

THE PARTIES COVENANT AS FOLLOWS:

6.	PREAMBLE

6.1	The preamble hereto constitutes an integral part hereof.

7.	AMENDMENT TO THE TITLE OF THE AGREEMENT

7.1
The parties agree and covenant to amend the title of the “AGREEMENT FOR THE MANUFACTURE OF SECURED SPRING WATER ICE CUBES AND BOTTLED WATER” to the “AGREEMENT FOR THE MANUFACTURE OF SECURED SPRING WATER ICE CUBES”.

8.	AMENDMENT TO ARTICLE 2 OF THE AGREEMENT

8.1	The parties agree and covenant to repeal Articles 2.1 and 2.2 of the Agreement and to replace same with the following:

“2.1	INSTALLATION AND MAINTENANCE

WBOA shall proceed to the purchase and installation within the premises and infrastructures of CANADA INC., of a production unit for the manufacturing of secured spring water ice cubes from the company Megaplastic, together with an automated packaging machine (Kappa or equivalent) necessary (hereinafter designated the “Unit”), the whole in order to permit multiple optimal productivity conditions at the latest by the 1st of May 2007;

WBOA shall be responsible for all costs relating the delivery and installation of the Unit (i.e.: installation, water hook ups, electricity and others) within the premises and infrastructures of CANADA INC., the whole with the collaboration of CANADA INC.’s personnel. Furthermore, WBOA shall be responsible of any costs related to the maintenance of the Unit, the whole with the collaboration of CANADA INC.’s personnel.”

“2.2	EXCLUSIVITY

CANADA INC. binds and obliges itself to manufacture secured spring water ice cubes for the sole and exclusive benefit of WBOA and deliver same, the whole in accordance with technical specifications as provided by WBOA;”

8.2	The parties agree and covenant to repeal Article 2.3 of the Agreement;

8.3	The parties agree and covenant to repeal Article 2.5 of the Agreement and replace same with the following:

“2.5	Stocks and Finished Products

CANADA INC. will be responsible for providing a sufficient inventory of consumables required for the processing of secured spring water ice cubes (superior and inferior PET film, cardboard, palettes, self-adhesive stickers, printer ink, etc.), the whole in conformity with the norms and specification as requested by WBOA. Additionally, CANADA INC., will also provide the spring water necessary for the production of the products.

CANADA INC. warrants to WBOA that its spring water shall meet the alimentary norms in effect in the United States and in Canada. Additionally, CANADA INC. undertakes to obtain the required authorizations and/or licences in view of having its spring water approved by the American and Canadian competent authorities. As regards to raw materials, same shall be incumbent upon WBOA.

CANADA INC. will assume all handling associated with the production of the Products, starting from loading of the consumables. CANADA INC. shall ensure the supply of the Unit, the loading of the Products and, as the case may be, the transport thereof, the whole according to accepted industry practices. To this effect, CANADA INC. shall be responsible for the Products until delivery, in the event that the latter is responsible for the transportation.

It is agreed that CANADA INC. obliges itself to use the Unit with prudence and diligence, the whole in accordance with accepted industry practices, in order to preserve same in good working order, subject to normal wear and tear.

Furthermore, the parties agree and covenant to secure and maintain in effect all necessary insurances for the protection of the Unit against fire, theft and civil liability.”

8.4	The parties agree and covenant to repeal Article 2.8 to replace it with the following:

“2.8
For the first three (3) months following the installation of the Unit, the price for the secured spring water ice cubes shall be that which appears in Annex A, which annex shall be transmitted by CANADA INC. within thirty (30) days following the installation of the Unit and the approval by WBOA of the first coffret of secured spring water ice cubes. The prices shall include among other things, the purchase of raw materials, labour, spring water, costs related to the manufacture of the secured spring water ice cubes, packaging, palettisation and warehousing of finished products as well as, as the case may be, the transport of same. WBOA shall pay the requested price, plus applicable taxes.

For each period of three (3) months, WBOA binds and obliges itself to order three (3) containers per month. In the event that WBOA fails to respect such minimum order, it shall be held to pay to CANADA INC. a monthly rental as follows:

•	From 0 to 1 container per month:	$5,000.00 per month

•	2 containers per month:	$3,000.00 per month

•	3 containers and more:	$00.00 per month

For the purpose of calculating the monthly rental, it has been agreed that the calculation of the monthly ordered containers shall be established every three (3) months for the first year following the installation of the Unit, and every six (6) months for the subsequent years. Thus, for example, in the event that, during the first two (2) months following the installation of the Unit, WBOA does not order any containers but does order nine (9) containers during the third (3rd) month, the monthly rental already invoiced shall then be credited.

Within such period of thirty (30) days preceding the expiration of the three (3) month delay, or, as the case may be, the six (6) month delay as mentioned hereinabove, the parties agree to confirm the price amongst themselves for the subsequent period. In the event that the parties do not reach an agreement upon the expiration of said delay, it has been agreed that the parties shall terminate the present agreement. As such, WBOA shall, within a period of thirty (30) days, recover the Unit and pay the inventory of the consumables and the Products at cost price for the consumables, and for the price in effect for the Finished Products. It has been agreed that during said period of thirty (30) days, no minimum rental shall be invoiced to WBOA.”

9.	AMENDMENT OF ARTICLE 4 OF THE AGREEMENT

9.1	The parties agree and covenant to repeal 4.2 x) and xi) of the Agreement.

10.	AMENDMENT OF ARTICLE 5 OF THE AGREEMENT

10.1	The parties agree and covenant to repeal Article 5 of the Agreement.

11.	AMENDMENT OF ARTICLE 6 OF THE AGREEMENT

11.1	The parties agree and covenant to repeal Article 6.2 of the Agreement.

12.	OTHER PROVISIONS

12.1	All the other provisions of the Agreement shall remain unchanged.

IN WITNESS WHEREOF, the parties have signed three original copies.

At Trois-Rivières, on the 10th of October 2006.

WATER BANK OF AMERICA INC.

Per:	(SGD)
José-Francisco Klujsza

EAU DE SOURCE NATURELLE 83 PPM INC.

Per:	(SGD)
Bruno St-Onge

ANTIROUILLE MÉTROPOLITAIN CANADA LTÉE

Per:	(SGD)
Bruno St-Onge

GESTION BRUNO ST-ONGE INC.

Per:	(SGD)
Bruno St-Onge

(SGD)
LOUISE GUILBEAULT